Exhibit 99-2





                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One)
[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal years ended              December 31, 1997

[  ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES
      EXCHANGE ACT OF 1934 [ NO FEE REQUIRED]

For the transition period from                            to

Commission file number


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                           CENTRAL MAINE POWER COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                               FOR UNION EMPLOYEES

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                           CENTRAL MAINE POWER COMPANY
                                 83 EDISON DRIVE
                              AUGUSTA, MAINE 04336

                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                              REQUIRED INFORMATION


The following financial statements shall be furnished for the plan:

                                                                    Page No.
(a) Financial Statements

    Report of Independent Public Accountants                          F-1

    Statements of Net Assets Available for Benefits                   F-2

    Statement of Changes in Net Assets Available for Benefits       F-3, F-4

    Notes to Financial Statements                               F-5 through F-12

    Supplemental Schedules:
         I   - Item 27a Schedule of Assets Held for Investment  S-1 through S-3
               Purposes at December 31, 1997
        II   - Item 27d Schedule of Reportable Transactions for       S-4
               the Year Ended December 31, 1997

(b) Exhibits

    Consent of Independent Public Accountants                         E-1

    Signature                                                         E-2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Central Maine Power Company:

We have audited the accompanying statements of net assets available for benefits of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees as of December 31, 1997 and 1996, and the related statement of changes in net assets available for benefits for the year ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.



                                                     COOPERS & LYBRAND L.L.P.

Portland, Maine
June 12, 1998

                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                 Statements of Net Assets Available for Benefits



                                                           As of December 31,
                                                       1997                1996

Investments at Fair Value:
      Retirement Government Money Market Portfolio  $ 1,637,718   $    728,398
      Fidelity Balanced Fund                          2,698,546      2,202,251
      Fidelity Magellan Fund                          8,103,782      6,531,521
      Spartan U.S. Equity Index Fund                  8,505,633      5,753,277
      Fixed Income Contract Portfolio                 1,818,214      3,342,300
      Fidelity Intermediate Bond Fund                   122,168         77,595
      Asset Manager Income Fund                         292,857        236,915
      Asset Manager Fund                                867,044        565,483
      Asset Manager Growth Fund                       1,897,778        973,590
      Central Maine Power Company Stock Fund            145,770      4,914,792
      Loans Due from Participants                     1,132,018      1,137,419
                                                    -----------    -----------

         Total Investments                           32,401,809     26,463,541

Receivables:
      Dividends on Company Stock                         74,717         89,045
      Accrued Interest                                    3,610            -
                                                   ------------    -----------
         Total Receivables                               78,327         89,045
                                                   ------------   -------------

         Total Assets                                32,480,136     26,552,586
                                                     ----------     ----------

Liabilities:
      Accounts Payable                                 (224,097)         -
                                                    -----------      ---------
         Total Liabilities                             (224,097)         -
                                                     ----------      ---------

Net Assets Available for Benefits                   $32,256,039    $26,552,586
                                                     ==========     ==========

The accompanying notes are an integral part of these financial statements.

                                                                 Central Maine Power Company
                                                            Employee Savings and Investment Plan
                                                                     For Union Employees

                                                  Statement of Changes in Net Assets Available for Benefits
                                                            For the Year Ended December 31, 1997

                                         Retirement                                            Fixed
                                         Government    Fidelity     Fidelity   Spartan U.S.    Income     Fidelity
                                        Money Market   Balanced     Magellan   Equity Index    Contract  Intermediate
                                         Portfolio       Fund         Fund         Fund       Portfolio   Bond Fund     Subtotal
Additions:
    Investment Income
      Net Appreciation
        on Fair Market Value            $       -     $ 174,092   $ 1,155,177  $ 1,795,101  $         -       $ 959     $ 3,125,329
      Dividend on Company Stock                 -             -             -            -            -           -              -
      Interest and Dividends              166,469       321,700       515,111      181,276      166,250       6,038       1,356,844
      Interest on Loans                     7,694         8,706        27,860       19,804         (273)        900          64,691
    Contributions
      Participants'                       139,261       250,101       615,834      540,338            -      24,418       1,569,952
      Employer's                                -             -             -            -            -           -               -
    Other                                  39,943             -             -            -            -           -          39,943
                                     -----------------------------------------------------------------------------------------------
         Total Additions                  353,367       754,599     2,313,982    2,536,519      165,977      32,315       6,156,759
Deductions:
    Benefits Paid to participants        (396,515)      (21,737)     (321,134)    (292,447)    (276,596)       (192)     (1,308,621)
    Loan Repayments                        49,818        59,234       210,153      159,019          273       6,349         484,846
    Loan Withdrawals                      (41,145)      (66,047)     (277,151)    (179,438)     (26,864)     (2,381)       (593,026)
    Other                                               (13,278)       (9,369)      (6,348)     (45,121)          -         (74,116)
                                     -----------------------------------------------------------------------------------------------
      Net Increase Prior to Transfer      (34,475)      712,771     1,916,481    2,217,305     (182,331)     36,091       4,665,842

Interplan Transfers                        57,849      (121,241)     (391,691)    (331,346)    (183,125)     (2,828)       (972,382)
Interfund Transfers                       885,946       (95,235)       47,471      866,397   (1,158,630)     11,310         557,259
                                     -----------------------------------------------------------------------------------------------
      Net Increase (Decrease)             909,320       496,295     1,572,261    2,752,356   (1,524,086)     44,573       4,250,719

Net Assets Available for Benefits:
      Beginning of Year                   728,398     2,202,251     6,531,521    5,753,277    3,342,300      77,595      18,635,342
                                     -----------------------------------------------------------------------------------------------

      End of Year                     $ 1,637,718   $ 2,698,546   $ 8,103,782  $ 8,505,633  $ 1,818,214   $ 122,168    $ 22,886,061
                                     ===============================================================================================
(Continued on Page F-4)
The accompanying notes are an integral part of these financial statements.

                                                                 Central Maine Power Company
                                                            Employee Savings and Investment Plan
                                                                     For Union Employees

                                                  Statement of Changes in Net Assets Available for Benefits
                                                            For the Year Ended December 31, 1997

                                         Asset                    Asset       Central
                                        Manager       Asset      Manager    Maine Power    Loans Due
                                         Income      Manager     Growth      Company         from
                                          Fund        Fund        Fund      Stock Fund   Participants   Other        Total
Additions:
    Investment Income
      Net Appreciation
        on Fair Market Value           $ 13,418    $ 79,406    $ 131,831    $ 702,096   $        -   $       -    $ 4,052,080
      Dividend on Company Stock               -           -            -      309,282            -     (14,328)       294,954
      Interest and Dividends             20,487      75,548      198,590            -            -           -      1,651,469
      Interest on Loans                   1,317       1,323        3,177        3,260            -           -         73,768
    Contributions
      Participants'                      33,961      67,788      158,425       77,846            -           -      1,907,972
      Employer's                              -           -            -      726,178            -           -        726,178
    Other                                     -           -            -            -            -           -         39,943
                                     ------------------------------------------------------------------------------------------
         Total Additions                 69,183     224,065      492,023    1,818,662            -     (14,328)     8,746,364
Deductions:
    Benefits Paid to participants        (9,903)    (38,176)     (30,150)    (133,713)     (13,061)          -     (1,533,624)
    Loan Repayments                      12,216      13,667       34,009       21,154     (565,892)          -              -
    Loan Withdrawals                     (9,379)     (9,828)     (32,450)     (28,185)     672,868           -              -
    Other                                     -           -            -       (6,570)      (7,807)          -        (88,493)
                                     ------------------------------------------------------------------------------------------
      Net Increase Prior to Transfer     62,117     189,728      463,432    1,671,348       86,108     (14,328)      7,124,247

Interplan Transfers                       4,542      (5,875)     (40,213)    (315,357)     (91,509)          -      (1,420,794)
Interfund Transfers                     (10,717)    117,708      500,969   (1,165,219)           -           -               -
                                     ------------------------------------------------------------------------------------------
      Net Increase (Decrease)            55,942     301,561      924,188      190,772       (5,401)    (14,328)      5,703,453

Net Assets Available for Benefits:
      Beginning of Year                 236,915     565,483      973,590    4,914,792    1,137,419      89,045      26,552,586
                                     ------------------------------------------------------------------------------------------

      End of Year                     $ 292,857   $ 867,044  $ 1,897,778  $ 5,105,564  $ 1,132,018    $ 74,717    $ 32,256,039
                                     ==========================================================================================
The accompanying notes are an integral part of these financial statements.


                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                          Notes to Financial Statements
                                December 31, 1997

1.   Description of the Plan

     The Central Maine Power Company Employee Savings and Investment Plan for Union Employees ("the Plan" or "the Union Plan") was adopted by the Board of Directors of Central Maine Power Company ("the Company") on November 15, 1984 and became effective January 1, 1985. Certain pertinent features of the Plan, as amended, are discussed below.

     a.   Eligibility of Participants

          Each employee of the Company who is in a unit of employees covered by a collective bargaining agreement is eligible to join the Plan after completing one year of service during which the employee has worked at least 1,000 hours.

     b.   Elective Contributions by Participants

          Each participant elects a salary reduction percentage to be contributed by the Company on their behalf. Participants may elect to have the Company contribute from 2% to 15% (in multiples of 1%) of their basic compensation to the Plan through a salary reduction agreement.

     c.   Matching Contributions by the Company

          The Company contributed to the Plan an amount equal to 60% of the first 5% of the salary reduction amount contributed on behalf of each participant through May 31, 1997. Effective June 1, 1997, the Company match is as follows: 60% of the first 5% plus 50% of the next 2% for a total match of 4% on a 7% salary reduction amount. However, that the total contribution that the Company is obligated to make for any year does not exceed the maximum amount deductible from the Company's gross income under applicable provisions of the Internal Revenue Code. In 1997 these provisions limited the annual employee contribution excluded from taxable income to the lesser of 25% of total compensation or $9,500. The Company's matching contribution is made each week, coincidentally with the payroll cycle, during each year and shall be paid in full as of the date the Company files its federal income tax return for that year.

     d.   Vesting

          Participants are 100% vested in their account balances. Each participant's account consists of their contributions and any rollover money, the matching Company contribution and any net earnings thereon.

     e.   Investment Options

          All contributions made under the Plan are subject to a master trust that also contains the assets of two other savings and investment plans of the Company and its affiliated companies. At December 31, 1997, the Plan's interest in investments in the master trust was approximately 32%. Contributions are invested by the Trustee, based upon participant election, in one or more of ten funds. Those assets which consist of shares of a registered investment entity are invested directly into a participant account, which is credited periodically to reflect the earnings thereon. Those assets invested in the Central Maine Power Company Stock Fund are commingled with the assets of additional savings and investment plans of the Company and its affiliated companies. The earnings related to the Central Maine Power Company Stock Fund are allocated prorata between the two plans based on market value. Contributions to all Funds may be invested temporarily in short-term investments prior to the purchase of the primary Fund securities.

          The Funds consist of:

          Retirement   Government  Money  Market  Portfolio  -  An  income  fund
          comprised of short-term, high-quality debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

          Fidelity Balanced Fund - A diversified fund comprised of high-yielding securities, including common stocks and bonds.

          Fidelity  Magellan Fund - A fund  comprised  primarily of common stock
          and  securities   convertible   into  common  stock  seeking   capital
          appreciation.

          Spartan U.S. Equity Index Fund - A fund comprised of common stock, which attempts to duplicate the composition of the Standard & Poor's Daily Stock Price Index of 500 Common Stocks during the current year. The fund presents a passive approach for investing in a diversified portfolio of common stocks.

          Fixed Income Contract Portfolio - A fixed-income fund comprised of investments yielding a fixed rate of return, as selected by the Trustee, issued mainly by insurance companies and banks. This fund was closed to new investments effective May 1, 1996 and will cease to exist as of December 31, 1998.

          Fidelity  Intermediate  Bond Fund - A fund  that  seeks  high  current income by investing in domestic and foreign investment-grade securities with intermediate maturities and good credit quality. This fund was eliminated as of February 1, 1998.

          Asset Manager Income Fund - A fund emphasizing investment in bonds and short-term instruments for income and price stability, but allows some investment in stocks for their potential to grow and keep pace with inflation. This fund was eliminated as of February 1, 1998.

     e.   Investment Options (continued)

          Asset Manager Fund - A fund allocating its assets among and across domestic and foreign stocks, bonds and short-term instruments of U.S. and foreign issuers, including those in emerging markets. This fund was eliminated as of February 1, 1998.

          Asset Manager Growth Fund - This fund seeks to maximize a total return over the long term; the Fund allocates its assets among three principal asset classes: stocks, bonds and short-term instruments.
          However,   it  may  invest  in  may  types  of  domestic  and  foreign securities..

          Central Maine Power Company Stock Fund - A fund comprised of the common shares of the Company.

          The following funds have been added and may receive either transfers from other funds or new contributions as of January 1, 1998:

          Fidelity Diversified International - This fund invests primarily in stocks of companies located outside the U.S. that are included in the Morgan Stanley EAFA Index. Seeks stocks that are undervalued compared to industry norms in their countries.

          Invesco Total Return - This fund seeks to achieve a high total return on investment through capital appreciation and current income by investing in a combination of equity securities (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities.

          Vanguard PRIMECAP - This is an open-end diversified investment that seeks to provide long-term growth of capital by investing principally in common stocks.

          PIMCO Total Return Bond Fund - This fund is an open-end management investment company consisting of twenty-four separate investment portfolios. Each fund has its own investment objectives and policies.

          MAS Value Fund - This is a no-load mutual fund consisting of twenty-six portfolios. This fund also offers Institutional Class Shares and Investment Class Shares.

          Neuberger & Berman Genesis - The investment objective of this fund is to seek capital appreciation. This fund invests primarily in common stock of companies with small market capitalizations.

     e.   Investment Options (continued)

          Upon enrollment, participants elect the Fund or Funds in which to invest their contributions. The percentage of such contributions invested in a particular Fund must be a multiple of 1%. Participants may change the investment of their future contributions (in multiples of 1% of such contributions) or transfer a portion from one Fund to another. Changes and transfers can be made at any time.

          All Company contributions are initially invested in the Central Maine Power Company Stock Fund. Dividends, interest and other distributions received on the assets held in each Fund shall be reinvested in the respective Fund. Participants may transfer all or a portion of the Company contributions made on their behalf out of the CMP Company Stock Fund.

     f.   Withdrawals and Distributions

          A participant may elect to make a regular withdrawal of up to 100% of the value of their contributions made prior to July 1, 1985, and earnings thereon, (but not less than $500 unless the value of such participant's contributions and earnings thereon total less than $500, in which case such total may be withdrawn) after approval by the Employee Savings and Investment Plan Committee. Only one regular withdrawal may be made in any year.

          Withdrawals with respect to contributions made subsequent to July 1, 1985 may be made only for reasons of hardship. With the consent of the Company's Employee Savings and Investment Plan Committee, a participant may elect to make a hardship withdrawal, as determined in accordance with the Plan provisions, of up to 100% their account.

          Distributions made from the Funds occur as a result of termination of employment, death, retirement or permanent disability no later than 60 days after the end of the Plan year, unless under certain circumstances retiring or disabled participants elect otherwise.

     g.   Participants Loans

          Participants may, in general, borrow in the aggregate not more than 50% of their account balances, subject to a maximum loan of $50,000. Loans bear interest at a rate equal to the current rate of interest being charged by the Central Maine Power Company Employees Federal Credit Union for loans secured by share account balances. Interest rates on loans outstanding at year end range from 7.25% to 14.28%. The maximum term of the loans is generally five years, with borrowed funds being repaid through payroll deductions.

     h.   Expenses

          All expenses of administration of the Plan, including Trustee's and record keeper's fees, are paid by Central Maine Power Company.

2.   Summary of Significant Accounting Policies

     a.   Basis of Accounting

          The financial statements of the Plan are prepared under the accrual method of accounting.

     b.   Use of Estimates

          The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

     c.   Risks and Uncertainties

          The Plan provides for various investment options in any combination of stocks, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

     d.   Investment Valuation and Income Recognition

          The Plan's investments are stated at fair value. The investment contracts are valued at contract value (Note 3) which approximates fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. Participant loans are valued at cost, which approximates fair value.

          Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

3.   Investment Contracts with Insurance Companies

     Executive Life

     At December 31, 1997 Fidelity held a fixed income contract with Executive Life Insurance Company (Executive Life) with a contract value of approximately $14,000. The Union Plan holds approximately $4,000 of the Executive Life contract.

     On April 11, 1991 the State of California insurance regulators placed Executive Life under conservatorship. Under the terms of the rehabilitation plan, contract holders were given a choice to either opt-in or opt-out of a 5-year fixed income contract with Aurora National Life Assurance Company, the successor to Executive Life. After review of all the relevant facts and the advice of an insurance research and consulting firm the Company selected the opt-out approach.

     On October 26, 1995 the Plan received a distribution of $1.9 million or 87.5% of the original frozen asset. On May 27, 1996 the Plan received a second distribution of $110 thousand or 4.8% bringing the total received to date of 92.3%. A third distribution of 6.9% was received on May 8, 1997 bringing the total recovery to 99.2% of the original contract. Further distributions are expected as conditions for liquidating assets improve. Full recovery of the original investment is expected. It was expected that along with resolution of the rehabilitation proceedings, this settlement would result in greater than 100% recovery of the original Executive Life contract.

     Effective July 31, 1997, the terms and conditions of a confidential agreement between CMP and State Street Bank were met. With the receipt of $379,501 from State Street Bank on August 20, 1997, participants with Executive Life holdings have now received 115.1% of the original contract value.

     Requests from Plan participants for payments or transfers of funds from the Fixed Income Fund will continue to be processed but the shares associated with the remaining Executive Life contract continue to be temporarily frozen.


4.   Related Party Transactions

     Certain Plan investment options are shares of mutual funds managed by the Trustee and Company common stock. Therefore, these transactions qualify as party-in-interest transactions.

5.   Investments

     The following investments represent 5% or more of the total net assets available for plan benefits at December 31, 1997:

                    Description                                   Amount

     Retirement Government Money Market Portfolio               $1,637,718
     Fidelity Balanced Fund*                                     2,698,546
     Fidelity Magellan Fund*                                     8,103,782
     Spartan U.S. Equity Index Fund*                             8,505,633
     Fidelity Short-term Investment Fund* (A)                    1,572,817
     Asset Manager Growth Fund*                                  1,897,778
     Central Maine Power Company Stock Fund*                     5,326,051

     *Represents a  party-in-interest  to the Plan.

     (A) Represents a portion of investment included in Fixed Income Contract Portfolio

6.   Plan Termination

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

7.   Federal Income Taxes

     The Internal Revenue Service (IRS) has issued a favorable determination letter with respect to the Plan's tax-exempt status under Section 401(a) and 401(k) of the Internal Revenue Code. Therefore, no income taxes have been provided for in the accompanying financial statements.

     Elective contributions to the Plan made by the Company on behalf of employees are not subject to federal income taxes currently, as long as these contributions are below the maximum level derived in accordance with
     Section 401(k) regulations. Contributions and earnings thereon will, in general, be taxable upon distribution, although rules providing for additional deferral may apply with respect to certain distributions of Company stock.

     The Internal Revenue Service has determined and informed the Company sponsor by letter dated February 10, 1995, that the Plan is qualified and the related trust established under the Plan is tax-exempt, under the applicable sections of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

8.   Differences with Form 5500

     Differences between the information contained in the financial statements and Form 5500 are primarily related to differences in classification. The Form 5500 does not provide the detailed information of balances or earnings related to assets held in the master trust.



                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997
                                                                      Schedule I
                                                                     Page 1 of 3

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

           Item 27a - Schedule of Assets Held for Investment Purposes
                              At December 31, 1997

                                                                                     Market/
                             Name of Issuer                                         Contract
     Fund                  and Title of Issue           Units (A)      Cost           Value

Retirement Government Money Market Fund                 5,596,133    $ 5,596,133   $ 5,596,133
Fidelity Balanced Fund*                                   552,364      7,601,068     8,434,601
Fidelity Magellan Fund*                                   261,680     20,999,553    24,930,263
Spartan U.S. Equity Index Fund*                           842,854     19,322,212    29,483,035
Fidelity Intermediate Bond Fund*                           62,508        632,011       635,706
Asset Manager Income Fund*                                 68,997        803,478       840,377
Asset Manager Fund*                                       146,263      2,398,000     2,683,924
Asset Manager Growth Fund*                                321,551      5,416,223     5,942,261

Fixed Income
   Sun Life Insurance of America (1994 Contracts)
     Contract rate 7.50%
     Maturity date 12/31/98                               786,516        786,516       786,516
   Executive Life Insurance Company (1989 Contract)
   Maturity date 12/31/93
   (See Note 3 to Financial Statements)                    13,704         13,704        13,704
   Fidelity-Short-term Investment Fund (at par
   value)*
     Contract rate 5.63%                                5,132,619      5,132,619     5,132,619
                                                                      ----------    ----------
     Total Fixed Income Fund                                         $ 5,932,839   $ 5,932,839

*Parties in interest to the plan.


                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997
                                                                      Schedule I
                                                                     Page 2 of 3

           Item 27a - Schedule of Assets Held for Investment Purposes
                              At December 31, 1997
                                                                                              Market/
                               Name of Issuer                                                 Contract
      Fund                   and Title of Issue          Units (A)          Cost                Value

         Central Maine Power Company Stock

         Central Maine Power Company Stock
           Shares*                                          864,085        $11,371,187      $ 13,178,336
         Fidelity U.S. Government Reserve Pool (at par
         value)*                                            927,688            927,688           927,688
                                                                          ------------    --------------
           Total CMP Stock Fund                                             12,298,875        14,106,024

           Total  Investments All Funds  Participant Loans (interest rates range from 7.25% to 14.28%, maturity dates are generally within
           5 years.)                                                         2,769,361         2,769,361
                                                                           -----------     -------------
           Grand Total                                                     $83,769,753      $101,354,524

*Parties in interest to the plan.

                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997
                                                                      Schedule I
                                                                     Page 3 of 3

                        Notes to Schedule I - Investments

 A) "Units" except for shares of Company stock, indicates each Fund's share of the total units associated with pooled funds, which are accumulations of investments from numerous entities, including the Plan.

 B) The investments of the Central Maine Power Company Employee Savings and Investment Plan for Union Employees are commingled in a master trust with the investments of one other employee savings and investment plan maintained by the Company and its affiliates. Schedule I presents the consolidated investments of both plans. This Plan's share of the pooled investments is as follows:

                                                             Market/Contract
                                                    Cost          Value

Retirement Government Money Market Portfolio     $1,637,718      $1,637,718
Fidelity Balanced Fund*                           2,425,817       2,698,546
Fidelity Magellan Fund*                           6,820,550       8,103,782
Spartan U.S. Equity Index Fund*                   5,500,032       8,505,633
Fixed Income Contract Portfolio                   1,818,214       1,818,214
Fidelity Intermediate Bond Fund*                    121,093         122,168
Asset Manager Income Fund*                          279,354         292,857
Asset Manager Fund*                                 785,418         867,044
Asset Manager Growth Fund*                        1,742,464       1,897,778
Central Maine Power Company Stock*                4,293,451       5,326,051
Loans Due from Participants                       1,132,018       1,132,018


*Parties in interest to the plan.

                                                  Central Maine Power Company
                                               Employee Savings and Investment Plan

                                                       For Union Employees

                                          Items 27d Schedule of Reportable Transactions
                                               For the Year Ended December 31, 1997

                                           No. of                       No. of                      Current
                                           Trans.        Purchase       Trans.      Selling         Cost of           Net
            Description of Asset          Purchased       Price          Sold        Price           Asset        Gain/(Loss)

Retirement Government Money
  Market Portfolio                            181       $3,105,784        152     $2,254,312      $2,254,312       $      -

Fidelity Balanced Fund*                       115          859,422         58        415,979         379,932         36,047

Fidelity Magellan Fund*                       173        2,265,251         81      1,456,476       1,285,178        171,298

Spartan U.S. Equity Index Fund*               198        3,033,039         93      1,744,437       1,550,088        194,349

Fidelity Short-term Investment Fund*
  (Schedule I)                                 25        1,122,957        191      1,750,825       1,750,825              -

Asset Manager Growth Fund*                    133        1,242,946         39        410,377         393,003         17,374

Central Maine Power Company
  Stock Fund
            CMP Common Stock*                 189          395,961        172        898,435         956,891        (58,456)

            Fidelity U.S. Government
              Reserve Pool*                   189        1,053,784        172      1,350,685       1,350,685               -

* Parties in interest to the plan

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report, included in this Form 11-K, into the Company's previously filed registration Statement on Form S-8 (Filed No. 33-44754).


                                                      COOPERS & LYBRAND L.L.P.


Portland, Maine
June 29, 1998

                                                     Central Maine Power Company
                                                           Form 11-K - Year 1997


                           Central Maine Power Company
                      Employee Savings and Investment Plan

                               For Union Employees

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Central Maine Power Company
                                          Employee Savings and Investment
                                          Plan for Union Employees
                                          (Name of Plan)

Date: June 29, 1998

                                          /s/D. E. Marsh
                                          D. E. Marsh, Chief Financial Officer,
                                          Member, Employee Savings and
                                          Investment Plan Committee,
                                          Central Maine Power Company